Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-125100 and 333-254195) and Form S-8 (No. 333-206215) of Illumina, Inc. of our report dated April 21, 2020 relating to the financial statements of GRAIL, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 12, 2021